Summary of Darvocet A500™ Launch Pattern from aaiPharma

We continue to see a positive ramp-up in both prescriptions and extended units since launch as tracked by IMS in the monthly TRx and TRx EU data. With just over three months of experience selling this product in the field, we continue to make traction with the key prescribers and have plans to support our field detailing efforts with a series of non-physical promotional programs, which commenced in mid-January. We see significant opportunity for this product and continue to find that physicians are extremely receptive to the low acetaminophen story and the safety benefits associated with this dosage form.

•	The Darvocet A500™ inventory levels as of December 2003 were higher than our target levels for the core business at 16.5 months of inventory, according to IMS, but are consistent with a successful new product launch wholesaler stocking pattern. These inventory levels will continue to be pulled-through by the growing end-user demand reflected in the IMS prescription and extended unit data since launch as shown below:

Darvocet A500 Monthly TRxs

This chart represents the monthly data from IMS on Total Prescription Volume for Darvocet A500™ for September 2003 – December 2003.

IMS Data — Darvocet A500™
aaiPharma

Darvocet A500 Monthly TrxEU

This chart represents the monthly data from IMS on Total Prescription Extended Units (pills per prescription times the number of prescriptions) for Darvocet A500™ for September 2003 – December 2003. As we have stated before, extended units are a key metric for us in this market as extended units measures the number of pills flowing out into the marketplace.